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                                     Form Of
                           SUB-DISTRIBUTOR'S AGREEMENT
                                     BETWEEN
                              MML DISTRIBUTORS, LLC
                                       AND
                       OPPENHEIMERFUNDS DISTRIBUTOR, INC.

Date: June 24, 2004

     MML DISTRIBUTORS, LLC ("MMLD"), a Massachusetts limited liability corporation, pursuant to the General Distributor's Agreement dated June 24, 2004 (the "GDA"), acts as the distributor (the "Distributor") for the various series of The DLB Fund Group, a Massachusetts business trust (the "Fund"), which is an investment company registered under the Investment Company Act of 1940 (the "1940 Act"), the various classes of shares of which have been registered under the Securities Act of 1933 to be offered for sale to the public in a continuous public offering in accordance with the terms and conditions set forth in the Prospectus and Statement of Additional Information of each fund included in each fund's Registration Statement, as it may be amended from time to time (the "Fund Shares").

     MMLD desires to have OppenheimerFunds Distributor, Inc. ("OFDI") act as MMLD's Sub-Distributor for the distribution of Fund Shares. OFDI has advised MMLD that it is willing to act as its Sub-Distributor and Agent, and it is accordingly agreed between us as follows:

     1. OFDI will act as Sub-Distributor for MMLD for the sale of Fund Shares according to the terms set forth in the Registration Statement of the Fund as such Registration Statement may be amended from time to time.

     2. OFDI's responsibilities as Sub-Distributor shall include facilitating trading in Fund Shares through the National Securities Clearing Corporation
(NSCC) by permitting MMLD to transmit items to the NSCC under OFDI's NSCC membership. OFDI is not required to perform any function as sub-distributor other than permitting MMLD to transmit items to the NSCC under OFDI's NSCC membership.

     3. OFDI will receive no compensation from MMLD for serving as OFDI's Sub-Distributor under this Agreement provided that MMLD shall reimburse OFDI for any and all expenses incurred by OFDI in the performance of OFDI's duties under this Agreement and shall indemnify and hold OFDI harmless from and against any and all suits, proceedings at law or in equity, claims, liabilities, costs, payments, fines, penalties or other damages ("Damages") incurred by OFDI as a result of MMLD's actions or omissions under this Agreement except to the extent that such Damages are a direct result of OFDI's negligent acts or failure to act.

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     4. This Agreement may not be amended or changed except in writing and shall be binding upon and inure to the benefit of the parties hereto and their respective successors. This Agreement shall not be assigned by either party and shall terminate automatically upon assignment. This Agreement may be terminated by either party at any time, without penalty, by giving not less than 60 days' written notice (which notice may be waived). In addition, MMLD may terminate this agreement with respect to the Fund immediately upon notice if MMLD should cease to act as Distributor of the Fund. Additionally, OFDI may terminate this Agreement immediately in the event that OFDI is assessed a violation or a warning by the NSCC due to an action or omission by MMLD. Unless earlier terminated, this Agreement shall remain in effect until June 24, 2006, and shall continue from year to year thereafter provided that such continuance shall be specifically approved at least annually: (a) by the Fund's Board of Trustees or by vote of a majority of the voting securities of the Fund; and (b) by the vote of a majority of the Trustees who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of any such person, cast in person at a meeting called for the purpose of voting on such approval. MMLD will pursue obtaining its own NSCC membership as soon as reasonably possible. This Agreement will be terminated by the parties as soon as MMLD can transition to its own NSCC membership.

     5.   Additional Duties of OFDI

          (a)  OFDI will not take any long or short position in Fund shares;

          (b) OFDI shall, upon reasonable request of the Trust, furnish to the Trust any pertinent information required to be inserted with respect to OFDI within the purview of the Securities Act of 1933 in any reports or registrations required to be filed with any governmental authority;

          (c) OFDI will not make any representations inconsistent with the information contained in the current Prospectus and/or SAI;

          (d) If the duties or responsibilities of the parties are ever changed such that OFDI is performing any functions on behalf of MMLD or the Trust, OFDI agrees that it will maintain such records as may be reasonably required for the Trust or its transfer or shareholder servicing agent to respond to shareholder requests or complaints, and to permit the Trust to maintain proper accounting records, and OFDI shall make such records reasonably available to the Trust and its transfer agent or shareholder servicing agent upon request; and

          (e) In performing its obligations under this Agreement, OFDI shall comply with all requirements of a fund's current Prospectus and/or SAI.

     6. OFDI has notice of the provisions of the Fund's Agreement and Declaration of Trust dated August 1, 1994, as amended, pursuant to which there are limitations on the liability of the Fund's Trustees and shareholders and understands and agrees that the liabilities of the

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Fund are not binding upon any Trustee or shareholder of the Fund personally but bind only the Fund and the Fund's Property.

     7. Notwithstanding anything herein to the contrary, this Agreement shall become effective with respect to a series of the Fund only at such time as the GDA becomes effective with respect to such series.

                                             MML DISTRIBUTORS, LLC


                                                By:
                                                    ----------------------------


Accepted:

OPPENHEIMERFUNDS DISTRIBUTOR, INC.


By:
    ------------------------------

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